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                                                                     Exhibit 1.1


                          Form of Placement Agreement

Dr. Wolf Gaede                            Corporate Finance
c/o LHS Group Inc.                        Region Mitte
6 Concourse Parkway                       Robmarkt 18
Suite 2700                                60311 Frankfurt
Atlanta, GA 30328
USA

LHS Group Inc.                            Beate-Ulrike Kohler
6 Concourse Parkway                       Phone (069) 910-21714
Atlanta, GA 30328                         Fax (069) 910-21720

General Atlantic Partners, LLC
William E. Ford
3 Pickwick Plaza
Greenwich, Connecticut 06830
USA

Dear Dr. Gaede:
Ladies and Gentlemen:

Dr. Gaede has informed us, Deutsche Bank Aktiengesellschaft (the "Lead Manager") that General Atlantic Partners, LLC, and Messrs. Hansjorg Beha, Jerry W. Baxton Ulf Bohla and Jon Limbird (collectively, the "Selling Shareholders") are or will be owners of shares of common stock of LHS Group, Inc., Atlanta, Georgia (the "Company") and that they intend to sell up to 3,335,000 shares of common stock of the Company with all rights (the "Initial Placement Shares") as well as up to 400,000 additional shares of the common stock of the Company (the "Greenshoe Shares," and collectively with the Initial Placement Shares, the "Placement Shares").

The Selling Shareholders may increase the number of the Placement Shares with our consent. The term "Placement Shares" includes these additional shares of the Company. The shares of common stock are admitted for trading in the regulated market of the Frankfurt Stock Exchange and are traded on the Neuer Markt of the Deutsche Borse AG (the "Neuer Markt"). The Company's common stock is also traded on the NASDAQ.

In order to avoid detrimental effects on the market price of the Company's shares, the Initial Placement Shares are to be placed through a bookbuilding procedure using roadshows. In addition, the Greenshoe Shares, or part of them, may also be placed at the Placement Price within 30 calendar days of the allotment of the Placement Shares, upon an express written declaration by us to the Agent.

/1/ [Translator's Note: The name Neuer Markt remains in German in English-
    language publications.]
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The Placement Shares are to be offered to a limited number of people in Germany and European countries. To the extent possible, they will be placed long-term with institutional investors. The Shares are to be allotted at a single price to be determined on or about March 11, 1999 (the "Placement Price").

The Selling Shareholders intend to entrust Deutsche Bank with the placement of the Placement Shares. We make you the following offer, in the name of the members of the bank consortium under our management, which is made up as follows:

Bank                Role      Underwriting Share
----                ----      ------------------
Deutsche Bank AG    Lead Manager

1.  Appointment

     The Selling Shareholders appoint us to carry out the placement of the Placement Shares under the following terms and conditions. All steps that are of material importance for the placement, including but not limited to the structuring of the placement, the transparency of the book and the decisions with respect to price, quantity, and distribution from the book, shall be jointly discussed and decided by the Lead Manager and Dr. Gaede as the Agent of the Selling Shareholders (the "Agent").

2.  Bookbuilding Procedure

     (1) To prepare the bookbuilding procedure, we and the Agent will hold roadshows for selected institutional investors in Germany and abroad for a maximum period of four days, which is anticipated to begin on March 8, 1999.

     (2) To the extent necessary, we shall inform the Agent of the demand and the structure of the demand for the book, as well as the identity and quality of the investors, and discuss these with him.

     (3) Upon the closing of the book, we will develop proposals for the price/quantity decisions and for the allotment from the book. The decisions will be made jointly with the Agent.

     (4) The Placement Price will be determined by us together with the Agent on the basis of the bookbuilding procedure. All shares will be allotted at the Placement Price.
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3.  Placement of the Placement Shares

     (1) The members of the bank consortium individually agree to offer to sell the Placement Shares in their own names for the account of the Selling Shareholders to selected institutional investors through a private placement (as sales commission agents under (S) 383 et seq. of the
                                                              ------
          German Commercial Code). The consortium members will be compensated for their placement success from the Selling Fee, in accordance with the orders they receive from Deutsche Bank and the Agent, taking into consideration any designations

     (2) The placement shall be a best efforts underwriting by the consortium members that the placement will be successful. We will report the exact number of Placement Shares placed immediately after allotment, which is anticipated to occur on March 11, 1999. With respect to the Selling Shareholders, the placement will occur pro rata to the number of the Placement Shares made available by each Shareholder.

     (3) The members of the bank consortium will carry out the placement with the care of an ordinary businessman. Instructions under (S) 384(1) of the German Commercial Code may only be given to the extent that they do not conflict with the terms of this Agreement. We will comply with our duty under (S) 384(2) of the German Commercial Code to provide information and account for transactions solely by ensuring that the Placement Shares that are transferred are settled against simultaneous payment on the basis of the price and quantity determination arrived at jointly with the Agent, and by reporting the following information with respect to purchase orders that are not consummated: the underwriter who negotiated the purchase order, the name of the non-performing purchaser, the number of shares, and the amount forgone. We shall have no liability under (S) 394(1) of the German Commercial Code for third parties' failure to pay to the extent that (a) we fulfill our duty to provide information and account for transactions as set forth above and (b) the demands for performance by non-performing purchasers can be assigned to the Selling Shareholders at their request.

     (4) The Greenshoe Shares (or part of them) may be placed within 30 days after the determination of the Placement Price (the "Greenshoe Time Period"), at the discretion of Deutsche Bank.

4.  Share Certificates, Settlement and Delivery

     (1) Each of the Selling Shareholders agrees to make available the Shares that he is offering for sale in a securities account at Deutsche Bank AG in Frankfurt am Main in his name. To this end, each of the Selling Shareholders will assign his Placement Shares no later than March 8, 1999
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          to Deutsche Bank's account at Deutsche Borse Clearing AG ("Clearing
          AG"). We will inform the Agent of the details of the transfer separately.

     (2) The placed Placement Shares will be delivered to the respective consortium member by Deutsche Bank in favor of the acquiror no later than the third banking day after allotment, which is anticipated to be March 16, 1999 (the "Settlement Date") against simultaneous payment of the Placement Price, to the accounts named by the consortium members, in a collective custody credit memo. The Placement Price obtained pursuant to Sentence 1 will be paid by the consortium members immediately to the Selling Shareholders pro rata, after deducting the commissions and compensation set forth in Section 6 hereof, by depositing it to the Selling Shareholders' accounts at Deutsche Bank.

     (3) The placed Greenshoe Shares shall be transferred to a Deutsche Bank account in favor of Deutsche Bank on the second business day after expiration of the Greenshoe Time Period (the "Greenshoe Settlement Date") against simultaneous payment of the Placement Price. The Selling Shareholders hereby grant Deutsche Bank a power of attorney to make these transfers from their accounts. To the extent that only part of the Greenshoe Shares are placed, they will be distributed among the Selling Shareholders in proportion to the number of Greenshoe Shares that each made available.

5.  Warranties and Obligations

     (1) Each of the Selling Shareholders warrants to Deutsche Bank at the time of his accession to this Agreement under Section 11 and as of the Settlement Date:

          (a) The respective Placement Shares are owned by him, have been fully entitled to dividends since January 1, 1998, and are completely exchangeable for other shares of the Company's common stock that are admitted to trading in the regulated market of the Frankfurt Stock Exchange.

          (b) He will make his Placement Shares available to us free of all liens and other encumbrances and any third-party claims.

          (c)  He is entitled to assume and perform all the obligations set forth in this Agreement. Any resolutions by or consent from the Company, other shareholders of the Company, authorities and any other third parties that are required for accession to this Agreement have been obtained at the time of making the shares available under Section 4(1). The sale and transfer of the Placement Shares to be sold under
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               this Agreement will not breach any contract or agreement to which he is a party, or any law or regulation to which he is subject.

          (d) (d) He agrees not to directly or indirectly take any action or cause any action to be taken that is either aimed at supporting or manipulating the price of the Company's securities in order to promote the sale or resale of the Placement Shares, or that constitutes price support or manipulation of this type or could reasonably be expected to have a similar effect.

          (e) He agrees that from the time of his accession to this Agreement pursuant to Section 11 hereof until six months after the Placement, he shall not, without our consent, directly or indirectly offer, sell, announce the offering or sale of or take other action that economically corresponds to a sale of other Company shares (with the exception of Placement Shares) in a public offering or private placement or any other manner within or without the United States of America.

     (2) The Company agrees that until September 1, 1999, it shall not, without our consent, directly or indirectly offer, sell, announce the offering or sale of or take other action that economically corresponds to a sale of any other shares, convertibles, or other capital market instruments that can be converted into shares of the Company within or without the United States of America, in a public offering or private placement or in any other manner. This provision shall not apply to the issuance of shares for purposes of a merger with or acquisition of another company. The Company shall use its best efforts to ensure that its affiliates will not directly or indirectly offer or sell, or announce the offering or sale of, any other Company shares, without our consent, in a public offering or private placement.

     (3) The Company and each of the Selling Shareholders warrant to the members of the bank consortium that at the time this Agreement is signed and on the Settlement Date, a registration statement on Form 3-S [sic], including the documents that are incorporated therein by reference (said documents including all subsequent amendments thereto are referred to hereinafter as the "SEC Documents"), has been filed, the registration statement has been declared effective by the SEC, and to the best of the knowledge of the Company and the Selling Shareholders, neither a stop order nor any similar proceeding has been commenced that could limit the effectiveness of the Form 3-S [sic]. The Company and each of the Selling Shareholders represent and warrant that the SEC Documents meet the legal requirements of the Securities and Exchange Commission, that the information contained in the SEC Documents is complete, true and correct, that only such
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          opinions, intentions or statements are made therein as correspond to the actual estimates of the Company and Selling Shareholders, and that the SEC Documents do not omit any information the omission of which would result in misleading or false statements in the SEC Documents. The Company and each of the Selling Shareholders release the members of the bank consortium from any and all claims, liability, losses, damages and costs (including the costs of defending and employing counsel in any actual or threatened lawsuit) or will reimburse the members of the bank consortium for such items to the extent that the warranty set forth above with respect to the SEC Documents is not complied with or is alleged not to have been complied with.

6.  Commissions: Fees, Costs

     (1) In consideration of the services performed by the members of the bank consortium in connection with the Placement, the Selling Shareholders shall pay the following commission to the members of the consortium:

          2.25% of the Placement Price, multiplied by the number of Placement Shares placed.

     (2) If the Placement Price is higher than 95% of the closing price of LHS on the Neuer Markt (the "LHS Price") on the day the Placement Price is determined, the consortium members shall receive additional compensation from the Selling Shareholders in the amount of 50% of the difference between a 5% markdown from the LHS Price and the actual markdown from the LHS Price, multiplied by the number of Placement Shares placed.

     (3) The registration costs with the SEC shall be borne by the Selling Shareholders.

     (4) To the extent that the placement is successful, Alston & Bird's fees will be refunded to the Selling Shareholders by the members of the bank consortium.

     (5) The consortium members shall bear their own costs in connection with the Placement, including the costs of their participation in roadshows, including the travel costs of their employees and the external costs they incur, including their costs for putting on the roadshow, and the travel and lodging expenses of the Agent and possibly another employee of the Company, including the costs that the Agent incurred in making the presentation in London on January 27, 1999. The Selling Shareholders shall bear the costs that they incur and their Agent's other costs.
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     (6)  The commissions and compensation to be paid under Paragraphs (1) and
          (2) shall be offset against the Placement Price of the Placement Shares that is to be transmitted or paid to the Selling Shareholders.

     (7) The total amount of the commission shall be divided 20:60:20 into an Underwriting Fee, a Selling Fee, and a Management Fee. Because this is an international transaction, the individual members of the consortium shall receive the Underwriting Fee and Management Fee in proportion to their underwriting share, and shall receive the Selling Fee in accordance with how much they sell.

7.  Force Majeure, Termination for Good Cause

     The appointment and placement under Sections 1, 2 and 3 may only be terminated for good cause. Good cause shall include, but not be limited to, unforeseeable events of an economic or political nature, that reasonably weigh against carrying out or continuing the placement altogether, or carrying it out or continuing it at the anticipated time (March 1999) or in the anticipated quantity, or the occurrence of a material change in the relationships on the capital market, that call into question an appropriate economic result for the Selling Shareholders from the Placement.

8.  Appointment and Power of Attorney

     By acceding to this Agreement, each of the Selling Shareholders appoints and empowers Dr. Gaede to make representations to us and receive them from us in accordance with this Agreement and the performance hereof. Within the scope of this Agreement, and with effect for and against the Selling Shareholders, Dr. Gaede is particularly authorized to give us instructions, to determine the Placement Price in consultation with us, and to give and receive representations that he deems necessary or advisable in connection with this Agreement and its performance. Dr. Gaede is exempt from the provisions of (S) 181 of the German Civil Code.

9.  Governing Law and Jurisdiction; Miscellaneous

     (1) All aspects of this Agreement shall be governed and interpreted by German substantive law. The place of performance for all obligations of the parties under this Agreement shall be Frankfurt am Main.

     (2) If any provision of this Agreement should be or become unenforceable in whole or in part, the remaining provisions shall remain in force. The unenforceable provisions shall be deemed to be replaced by an enforceable provision that is as much in keeping as possible with the economic intent of the unenforceable provision.
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     (3)  The Selling Shareholders shall be severally entitled to their rights under this Agreement. They shall be severally liable for their obligations hereunder. The members of the bank consortium shall not be jointly entitled to their rights hereunder nor jointly liable for their obligations hereunder.

10.       Effectiveness

     (1) This effectiveness of this Agreement shall be subject to the condition precedent that a minimum of 2,000,000 Placement Shares made available for placement by the Selling Shareholders.

     (2) This Agreement is also subject to the condition precedent that the Company declare its agreement to Sections 5(2) and 5(3) of this Agreement, and that a legal opinion and a disclosure opinion from the Selling Shareholders' attorneys (Alston & Bird) and a comfort letter from the Company's accountants are delivered to the satisfaction of Deutsche Bank as the representative of the members of the bank consortium. Deutsche Bank has the right to waive this condition in its sole discretion, in the name of the members of the bank consortium.

     (3) If a Selling Shareholder fails to state by March 8, 1999, whether he desires to participate in the Placement or not, this Agreement shall be effective at the close of business on March 8, 1999, between us and the Selling Shareholders who have declared their accession hereto by that date.

We request that you, Dr. Gaede, obtain the consent of the Selling Shareholders and remain

Sincerely yours,

Deutsche Bank Aktiengesellschaft

(__________) (____________)

We agree to Section 5(2).

[Place], [date]

___________________________
LHS Group, Inc.

I accede to the foregoing Agreement as a Selling Shareholder and state my consent to the contents of such Agreement.
I am making ______ Placement Shares available for placement.

[Place], [date]

________________________
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                               Power of Attorney

I hereby empower Dr. Wolf Gaede to represent me in the foregoing placement of my LHS Group Inc. shares. Dr. Gaede can make and receive declarations on my behalf vis-a-vis all participants.

______________               ______________________